Exhibit 99.4
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(Unaudited, amounts in thousands, except unit, share, per unit, per share and property data)
The following discussion relates to the consolidated financial statements of GPT Operating Partnership LP, or GPTOP or the Operating Partnership, and its subsidiaries, and should be read in conjunction with the financial statements and notes thereto appearing elsewhere in Exhibit 99.3 of this Form 8-K filing. For purposes of this section, the terms “we,” “us” and “our” refer collectively to GPTOP and its subsidiaries.
Overview
The Operating Partnership is the entity through which Gramercy Property Trust, or the Company or GPT, a Maryland real estate investment trust, or REIT, and our sole general partner, conducts substantially all of its operations. We are a leading global investor and asset manager of commercial real estate. We specialize in acquiring and managing high quality, income producing commercial real estate leased to high quality tenants in major markets in the United States and Europe.
We earn revenues primarily through rental revenues on properties that we own in the United States and asset management revenues on properties owned by third parties in the United States and Europe. We also own unconsolidated equity investments in the United States, Europe, and Asia.
As of March 31, 2017, our wholly-owned portfolio consists of 318 properties comprising 66,732,561 rentable square feet with 98.4% occupancy. As of March 31, 2017, we have ownership interests in 48 industrial and office properties which are held in unconsolidated equity investments in the United States and Europe and two properties held through our investment in CBRE Strategic Partners Asia. As of March 31, 2017, our asset management business manages approximately $1,147,000 of commercial real estate assets, primarily on behalf of our joint venture partners, including approximately $918,000 of assets in Europe.
During the three months ended March 31, 2017, we acquired seven properties aggregating 2,257,311 square feet for a total purchase price of approximately $124,672, including the acquisition of a consolidated variable interest entity, or VIE, for $29,605 and the acquisition of a vacant property for $2,400. During the three months ended March 31, 2017, we sold seven properties aggregating 487,872 square feet for total gross proceeds of approximately $51,683.
Prior to December 17, 2015, GPT was known as Chambers Street Properties, or Chambers. On December 17, 2015, Chambers completed a merger, or the Merger, with Gramercy Property Trust Inc. While Chambers was the surviving legal entity, immediately following consummation of the Merger, GPT changed its name to “Gramercy Property Trust” and its New York Stock Exchange, or NYSE, trading symbol to “GPT.” Both GPTOP and Legacy Gramercy’s operating partnership continued to exist following the Merger, however GPTOP is the continuing entity through which the GPT’s operations are conducted.
We are organized as a limited partnership and therefore are generally not liable for federal corporate income taxes as income (loss) is reported in the tax returns of our partners. We may, however, be subject to certain state and local taxes. Additionally, we own taxable REIT subsidiaries, or TRSs, which are subject to federal, state and local taxes. GPT was formed as a Maryland REIT in March 2004 and commenced operations in July 2004 following an initial private placement of its common shares. GPT has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and generally will not be subject to U.S. federal income taxes to the extent it distributes its taxable income, if any, to its shareholders.

As of March 31, 2017, third-party holders of limited partnership interests owned approximately 0.40% of us. The number of our common units owned by GPT is equivalent to the number of GPT’s outstanding common shares of beneficial interest, or common shares, and the entitlement of all our common units to quarterly distributions and payments in liquidation are substantially the same as those of GPT’s common shareholders. Similarly, in the case of each series of our preferred units held by GPT, there is a series of preferred shares that is equivalent in number and carries substantially the same terms as such series of our preferred units. We conduct a commercial real estate investment business operations and third-party asset management business operations through various wholly-owned entities. Our net income (loss) is allocated to our general and limited partners based on their respective percentage interests. Distributions are made to our partners in accordance with our partnership agreement on a per unit basis that is equal to GPT’s dividends per share.
Unless the context requires otherwise, all references to “GPTOP,” “Operating Partnership,” “we,” “our,” and “us” mean Legacy Gramercy’s operating partnership and one or more of its subsidiaries for the periods prior to the Merger closing and the Operating Partnership and one or more of its subsidiaries for periods following the Merger closing. Similarly, unless the context requires otherwise, all references to “GPT” or “Company” mean Legacy Gramercy and one or more of its subsidiaries for the periods prior to the Merger closing and Gramercy Property Trust and one or more of its subsidiaries for the period following the Merger closing. Because we are managed by GPT and GPT conducts substantially all of its operations through us, GPT’s management is referred to as our management.
The following discussion related to our Condensed Consolidated Financial Statements should be read in conjunction with the condensed consolidated financial statements appearing in Exhibit 99.3 of this Form 8-K filing, which we refer to as the “accompanying condensed consolidated financial statements.”
Asset and Property Management
In addition to net leased investing, we also operate a commercial real estate management business for third parties and certain of our joint venture partners. We manage properties for companies including Strategic Office Partners, and the Gramercy European Property Fund. We managed properties for KBS Real Estate Investment Trust, Inc., or KBS, until March 31, 2017 when our management agreement with KBS expired.
We have an integrated asset management platform in order to consolidate responsibility for, and control over, leasing, lease administration, property management, operations, construction management, tenant relationship management and property accounting. To the extent that we provide asset management services for third-party property owners, we provide such services in consultation with and at the direction of such owners.

Results of Operations
Comparison of the three months ended March 31, 2017 to the three months ended March 31, 2016
Revenues

	2017	2016	Change
Rental revenue	$103,282	$92,095	$11,187
Third-party management fees	4,592	5,046	(454)
Operating expense reimbursements	20,368	22,582	(2,214)
Other income	1,752	822	930
Total revenues	$129,994	$120,545	$9,449
Equity in net loss of unconsolidated equity investments	$(94)	$(2,755)	$2,661

The increase of $11,187 in rental revenue is due to the increase in our wholly-owned property portfolio of 318 properties as of March 31, 2017 compared to 276 properties as of March 31, 2016.
The decrease of $454 in third-party management fees is primarily attributable to the $1,510 decrease in asset management, property management, and accounting fees earned from our contract with KBS primarily due to property sales from the portfolio subsequent to March 31, 2016, which is partially offset by an increase of $443 in incentive fees earned from KBS as well as an increase of $591 in revenue from our European management platform during the three months ended March 31, 2017 compared to the three months ended March 31, 2016.
The decrease of $2,214 in operating expense reimbursements is due to decreases in utility-related expenses, real estate taxes, and miscellaneous operating expenses as well as the related expense reimbursements during the three months ended March 31, 2017 compared to the three months ended March 31, 2016.
For the three months ended March 31, 2017, other income is primarily comprised of investment income of $633 and property related income of $1,127. For the three months ended March 31, 2016, other income is primarily comprised of investment income of $381, property related income of $265, and realized foreign currency exchange gain of $105.

Expenses

	2017	2016	Change
Property operating expenses	$23,186	$24,169	$(983)
Property management expenses	3,084	4,521	(1,437)
Depreciation and amortization	62,217	58,248	3,969
General and administrative expenses	8,756	7,722	1,034
Acquisition expenses	—	410	(410)
Interest expense	23,056	21,953	1,103
Net impairment recognized in earnings	4,890	—	4,890
Loss on extinguishment of debt	208	5,757	(5,549)
Impairment of real estate investments	12,771	—	12,771
Provision for taxes	(196)	703	(899)
Net gain on disposals	(17,377)	—	(17,377)
Total expenses	$120,595	$123,483	$(2,888)
Property operating expenses are comprised of expenses directly attributable to our real estate portfolio. Property operating expenses include property related costs which we are responsible for during the lease term but can be passed through to the tenant as operating expense reimbursement revenue. The decrease of $983 is due to decreases in utility-related expenses, real estate taxes, and miscellaneous operating expenses as well as the related expense reimbursements during the three months ended March 31, 2017 compared to the three months ended March 31, 2016.
Property management expenses are comprised of costs related to our asset and property management business. The decrease of $1,437 in property management expenses is primarily related to the reduction of expenses related to KBS, which is partially offset by the increase in expenses related to our European management platform.
The increase of $3,969 in depreciation and amortization expense is due to our wholly-owned property portfolio of 318 properties as of March 31, 2017 compared to 276 properties as of March 31, 2016.
The increase of $1,034 in general and administrative expense is primarily related to increased legal and professional fees and as well as increased compensation costs, including share-based compensation costs, related to our growth.
The decrease of $410 in acquisition expenses is attributable to the adoption of ASU 2017-01, Amendments to Business Combinations, in the first quarter of 2017, as a result of which our real estate acquisitions during the period were accounted for as asset acquisitions and thus the related acquisition costs were capitalized into the value of the real estate assets acquired.
The increase of $1,103 in interest expense is primarily due to increased borrowings on our unsecured revolving credit facility and our unsecured senior notes.
During the three months ended March 31, 2017, we recorded net impairment recognized in earnings of $4,890 on our Retained CDO Bonds due to adverse changes in expected cash flows related to the Retained CDO Bonds.
During the three months ended March 31, 2017 and 2016, we recorded loss on extinguishment of debt of $208 and $5,757, respectively, related to the unamortized deferred financing costs, premiums and discounts that were immediately expensed upon termination as well as early termination fees incurred related to mortgages paid off and transferred during the periods.

During the three months ended March 31, 2017, we recognized an impairment on real estate investments of $12,771 related to two properties that were determined to have non-recoverable declines in value during the period.
The provision for taxes was $(196) and $703 for the three months ended March 31, 2017 and 2016, respectively. The decrease in tax expense is primarily attributable to the decrease in activity in our TRS.
During the three months ended March 31, 2017, we realized net gains on disposal of $17,377 related to the disposal of seven properties during the period.
Liquidity and Capital Resources
Liquidity is a measurement of our ability to meet cash requirements, including ongoing commitments to fund acquisitions of real estate assets, repay borrowings, pay dividends and distributions, and other general business needs. In addition to cash on hand, our primary sources of funds for short-term and long-term liquidity requirements, including working capital, distributions, debt service and additional investments, consist of: (i) cash flow from operations; (ii) proceeds from GPT’s common equity and debt offerings; (iii) borrowings under our unsecured revolving credit facility and term loans; and (iv) proceeds from sale of real estate. We believe these sources of financing will be sufficient to meet our short-term and long-term liquidity requirements.
Our cash flow from operations primarily consists of rental revenue, expense reimbursements from tenants, and third-party management fees. Our cash flow from operations is our principal source of funds that we use to pay operating expenses, debt service, general and administrative expenses, operating capital expenditures, dividends and distributions, and acquisition and merger-related expenses. Our ability to fund our short-term liquidity needs, including debt service and general operations (including employment related benefit expenses), through cash flow from operations can be evaluated through the Condensed Consolidated Statements of Cash Flows included in the accompanying condensed consolidated financial statements.
Our ability to borrow under our 2015 Revolving Credit Facility and term loan facilities is subject to our ongoing compliance with a number of customary financial covenants including our maximum secured and unsecured leverage ratios, minimum fixed charge coverage ratios, consolidated adjusted net worth values, unencumbered asset values, occupancy rates, and portfolio lease terms.
We have several unconsolidated equity investments with partners who we consider to be financially stable. Our unconsolidated equity investments are financed with non-recourse debt or equity. We believe that cash flows from the underlying real estate investments and capital commitments will be sufficient to fund the capital needs of our unconsolidated equity investments.
As of the date of this filing, we expect that our cash on hand and cash flow from operations will be sufficient to satisfy our anticipated short-term and long-term liquidity needs as well as our recourse liabilities, if any.
Cash Flows
Net cash provided by operating activities increased $36,496 to $58,244 for the three months ended March 31, 2017 compared to $21,748 for the same period in 2016. Operating cash flow was generated primarily by net rental revenue from our real estate investments and management fees.
Net cash used in investing activities for the three months ended March 31, 2017 was $86,691 compared to net cash provided by investing activities of $255,510 during the same period in 2016. The decrease in cash flow related to investing activities in 2017 is primarily attributable to fewer sales of real estate, which decreased proceeds received from sales, and the increase in capital expenditures on our owned portfolio of real estate investments.
Net cash provided by financing activities for the three months ended March 31, 2017 was $17,279 as compared to net cash used in financing activities of $338,162 during the same period in 2016. The increase in cash flow in 2017 is primarily attributable to payoffs of certain mortgage loans and paydowns made on the unsecured revolving credit facility in 2016 as well as increased draws on the unsecured credit facility and proceeds from sales of GPT common shares in 2017.
Capital Structure
As of March 31, 2017, 141,522,527 common units and 3,500,000 preferred units were issued and outstanding.
In December 2016, GPT’s board of trustees approved a 1-for-3 reverse share split of GPT common shares and outstanding units of limited partnership interest. The reverse share split was effective after the close of trading on December 30, 2016 and the common shares began trading on a reverse-split-adjusted basis on the NYSE on January 3, 2017. The reverse share split also adjusted the number of outstanding common units on a 1-for-3 basis.
In April 2017, GPT completed an underwritten public offering of 10,350,000 common shares, which includes the exercise in full by the underwriters of their option to purchase 1,350,000 additional common shares. The common shares were issued at a public offering price of $27.60 per share and the net proceeds from the offering were approximately $274,234.
Distributions
Distributions per unit declared during 2016 and 2017 are as follows:

Quarter Ended	Common distributions [1]	Preferred distributions
March 31, 2016	$0.330	$0.445
June 30, 2016	$0.330	$0.445
September 30, 2016	$0.330	$0.445
December 31, 2016	$0.375	$0.445
March 31, 2017	$0.375	$0.445

1.	Common distributions declared for a quarter are accrued for during the quarter and then paid to common unitholders of record as of the end of the quarter during the month following the quarter-end.

Indebtedness
Secured Debt
Mortgage Loans
Certain real estate assets are subject to mortgage loans. During the three months ended March 31, 2017, we assumed $3,680 of non-recourse mortgages in connection with one real estate acquisition. During the year ended December 31, 2016, we assumed $244,188 of non-recourse mortgages in connection with 27 real estate acquisitions.
During the three months ended March 31, 2017, we refinanced the debt on two properties encumbered by a mortgage loan, subsequently transferred the mortgage on these two properties to the buyer of the properties, and, as a result, recorded a net loss on the early extinguishment of debt of $208. During the three months ended March 31, 2016, we paid off the debt on six properties encumbered by mortgage loans and transferred one property encumbered by a mortgage loan, and as a result, we recorded a net loss on the early extinguishment of debt of $3,827, including a gain on extinguishment of debt of $1,930 within discontinued operations. The gains and losses recorded for extinguishments of debt are related to unamortized deferred financing costs and mortgage premiums (discounts) that were immediately expensed upon termination as well as early termination fees incurred. Our mortgage loans include a series of financial and other covenants that we have to comply with in order to borrow under them. We were in compliance with the covenants under the mortgage loan facilities as of March 31, 2017.
As of March 31, 2017, we have $547,392 total outstanding principal under our mortgage loans, which encumber 59 properties, and have a weighted average remaining term of 3.7 years and a weighted average interest rate of 4.32%. Weighted averages are based on outstanding principal balances as of March 31, 2017 and interest rate reflects the effects of interest rate swaps and amortization of financing costs and fair market value premiums or discounts. Refer to Note 6 of the accompanying condensed consolidated financial statements for additional information on our secured debt obligations.
Unsecured Debt
2015 Credit Facility and Term Loans
In December 2015, we entered into an agreement, or the Credit Agreement, for a new $1,900,000 credit facility, or the 2015 Credit Facility, consisting of an $850,000 senior unsecured revolving credit facility, or the 2015 Revolving Credit Facility, and $1,050,000 term loan facility, or the 2015 Term Loan, with JPMorgan Securities LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated and terminated Legacy Gramercy's 2014 Credit Facility. The 2015 Revolving Credit Facility consists of a $750,000 U.S. dollar revolving credit facility and a $100,000 multicurrency revolving credit facility. The 2015 Revolving Credit Facility matures in January 2020, but may be extended for two additional six month periods upon the payment of applicable fees and satisfaction of certain customary conditions. The 2015 Term Loan consists of a $300,000 term loan facility that matures in January 2019 with one 12-month extension option, or the 3-Year Term Loan, and a $750,000 term loan facility that matures in January 2021, or the 5-Year Term Loan.
Outstanding borrowings under the 2015 Revolving Credit Facility incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 0.875% to 1.55%, depending on our credit ratings, or (ii) the alternate base rate plus an applicable margin ranging from 0.00% to 0.55%, depending on our credit ratings. We are also required to pay quarterly in arrears a 0.125% to 0.30% facility fee, depending on our credit ratings, on the total commitments under the 2015 Revolving Credit Facility. Outstanding borrowings under the 2015 Term Loan incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 0.90% to 1.75%, depending on our credit ratings, or (ii) the alternate base rate plus an applicable margin ranging from 0.00% to 0.75%, depending on our credit ratings. The alternate base rate is the greater of (x) the prime rate announced by JPMorgan Chase Bank, N.A., (y) 0.50% above the Federal Funds Effective Rate, and (z) the adjusted LIBOR for a one-month interest period plus 1.00%.
In December 2015, we also entered into a new $175,000 7-year unsecured term loan with Capital One, N.A., or the 7-Year Term Loan, which matures in January 2023. Outstanding borrowings under the 7-Year Term Loan incur interest at a floating rate based upon, at our option, either (i) adjusted LIBOR plus an applicable margin ranging from 1.30% to 2.10%, depending on our credit ratings, or (iii) the alternate base rate plus an applicable margin ranging from 0.30% to 1.10%, depending on our credit ratings. The alternate base rate is the greatest of (x) the prime rate announced by Capital One, (y) 0.50% above the Federal Funds Effective Rate, and (z) the adjusted LIBOR for a one-month interest period plus 1.00%.
Our unsecured borrowing facilities include a series of financial and other covenants that we have to comply with in order to borrow under the facilities. We were in compliance with the covenants under the facilities as of March 31, 2017. Refer to the table at the end of the section for specific terms and our outstanding borrowings under the facilities.
Senior Unsecured Notes
During 2016 and 2015, we issued and sold $400,000 and $100,000 aggregate principal amount of senior unsecured notes payable, respectively, in private placements, which have maturities ranging from 2022 through 2026 and bear interest semi-annually at rates ranging from 3.89% to 4.97%. Refer to the table at the end of the section for specific terms of the outstanding notes.
Exchangeable Senior Notes
On March 18, 2014, we issued $115,000 of 3.75% Exchangeable Senior Notes. The Exchangeable Senior Notes are senior unsecured obligations of one of our subsidiaries and are guaranteed by GPT on a senior unsecured basis. The Exchangeable Senior Notes mature on March 15, 2019, unless redeemed, repurchased or exchanged in accordance with their terms prior to such date and will be exchangeable, under certain circumstances, for cash, for GPT common shares or for a combination of cash and GPT common shares, at our election. The Exchangeable Senior Notes will also be exchangeable prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, at any time beginning on December 15, 2018, and also upon the occurrence of certain events. On or after March 20, 2017, in certain circumstances, the we may redeem all or part of the Exchangeable Senior Notes for cash at a price equal to 100.0% of the principal amount of the Exchangeable Senior Notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.
As of March 31, 2017, the Exchangeable Senior Notes have a current exchange rate of 14.0843 units of Merger consideration, where one unit of Merger consideration represents 3.1898 of GPT’s common shares, or approximately 44.9261 of GPT’s common shares for each $1.0 principal amount of the Exchangeable Senior Notes, representing an exchange price of $22.26 per common share. The fair value of the Exchangeable Senior Notes was determined at issuance to be $106,689. The discount is being amortized to interest expense over the expected life of the Exchangeable Senior Notes. As of March 31, 2017 and December 2016, the Exchangeable Senior Notes were recorded as a liability at carrying value of $109,488 and $108,832, respectively, net of unamortized discount and deferred financing costs of $5,512 and $6,168, respectively. The fair value of the Exchangeable Senior Notes’ embedded exchange option of $11,726 was recorded in partners’ capital as of March 31, 2017 and December 31, 2016.

The terms of our unsecured sources of financing and their combined aggregate principal maturities as of March 31, 2017 and December 31, 2016 are as follows:

	Stated Interest Rate	Effective Interest Rate [1]	Maturity Date	Outstanding Balance
				March 31, 2017	December 31, 2016
2015 Revolving Credit Facility - U.S. dollar tranche	1.95%	1.95%	1/8/2020	$55,000	$—
2015 Revolving Credit Facility - Multicurrency tranche	1.02%	1.02%	1/8/2020	66,759	65,837
3-Year Term Loan	2.10%	2.33%	1/8/2019	300,000	300,000
5-Year Term Loan	2.10%	2.70%	1/8/2021	750,000	750,000
7-Year Term Loan	2.31%	3.34%	1/9/2023	175,000	175,000
2015 Senior Unsecured Notes	4.97%	5.07%	12/17/2024	150,000	150,000
2016 Senior Unsecured Notes	3.89%	4.00%	12/15/2022	150,000	150,000
2016 Senior Unsecured Notes	4.26%	4.38%	12/15/2025	100,000	100,000
2016 Senior Unsecured Notes	4.32%	4.43%	12/15/2026	100,000	100,000
Exchangeable Senior Notes	3.75%	6.36%	3/15/2019	115,000	115,000
Total unsecured debt				1,961,759	1,905,837
Net deferred financing costs and net debt discount				(8,988)	(9,704)
Total unsecured debt, net				$1,952,771	$1,896,133

1.
Represents the rate at which interest expense is recorded for financial reporting purposes as of March 31, 2017, which reflects the effect of interest rate swaps and amortization of financing costs and fair market value premiums or discounts.

Derivatives and Non-Derivative Hedging Instruments
As of March 31, 2017, our derivative instruments consist of interest rate swaps, which are cash flow hedges. Changes in the effective portion of the fair value of derivatives designated as hedging instruments are recognized in other comprehensive income (loss) until the hedged item expires or is recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value and the change in value of a non-hedging derivative instrument are immediately recognized in earnings. Derivative accounting may increase or decrease reported net income and shareholders’ equity, depending on future levels of LIBOR interest rates, foreign exchange rates, and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows, provided the contract is carried through to full term.
Borrowings on the multicurrency tranche of our 2015 Revolving Credit Facility, which are designated as non-derivative net investment hedges, are recognized at par value based on the exchange rate in effect on the date of the draw. Subsequent changes in the exchange rate of our non-derivative net investment hedge are recognized as part of the cumulative foreign currency translation adjustment within other comprehensive income (loss). Refer to Note 9 and Note 10 of the accompanying condensed consolidated financial statements for additional information on our derivatives and non-derivative hedging instruments, including the fair value measurement of these instruments, as applicable.
The following table summarizes our derivatives and hedging instruments at March 31, 2017. The aggregate fair value of our derivatives is presented in derivative instruments and the aggregate carrying value of the non-derivative net investment hedges is included in the balance of our 2015 Revolving Credit Facility in our Condensed Consolidated Balance Sheets within the accompanying condensed consolidated financial statements. The notional value is an indication of the extent of our involvement in this instrument at that time, but does not represent exposure to credit, interest rate or market risks.

	Benchmark Rate	Notional Value	Strike Rate	Effective Date	Expiration Date	Fair Value
Interest Rate Swap - Waco	1 mo. USD-LIBOR-BBA	15,113 USD	4.55%	12/19/2013	12/19/2020	$(356)
Interest Rate Swap - Atrium I	1 mo. USD-LIBOR-BBA	19,474 USD	1.78%	8/16/2011	5/31/2018	(108)
Interest Rate Swap - Easton III	1 mo. USD-LIBOR-BBA	5,862 USD	1.95%	8/16/2011	1/31/2019	(52)
Interest Rate Swap - 3-Year Term Loan	1 mo. USD-LIBOR-BBA	100,000 USD	1.22%	12/19/2016	12/17/2018	371
Interest Rate Swap - 3-Year Term Loan	1 mo. USD-LIBOR-BBA	100,000 USD	1.23%	12/19/2016	12/17/2018	364
Interest Rate Swap - 3-Year Term Loan	1 mo. USD-LIBOR-BBA	100,000 USD	1.24%	12/19/2016	12/17/2018	345
Interest Rate Swap - 5-Year Term Loan	1 mo. USD-LIBOR-BBA	750,000 USD	1.60%	12/17/2015	12/17/2020	5,328
Interest Rate Swap - 7-Year Term Loan	1 mo. USD-LIBOR-BBA	175,000 USD	1.82%	12/17/2015	1/9/2023	1,601
Net Investment Hedge in EUR-denominated investments	USD-EUR exchange rate	45,000 EUR	N/A	9/28/2015	N/A	—
Net Investment Hedge in GBP-denominated investments	USD-GBP exchange rate	15,000 GBP	N/A	7/15/2016	N/A	—
Total hedging instruments						$7,493

Through our interest rate swaps, we are hedging exposure to variability in future interest payments on our debt facilities. At March 31, 2017, our interest rate swap derivative instruments were reported in other assets at fair value of $8,010 and in other liabilities at fair value of $(517). Swap gain (loss) of $46 and $(1,830), was recognized as interest expense in the Condensed Consolidated Statements of Operations within the accompanying condensed consolidated financial statements for the three months ended March 31, 2017 and 2016, respectively, with respect to interest rate swap hedge ineffectiveness, or to amounts excluded from ineffectiveness, which relates to the off-market financing element associated with certain derivatives. During the three months ended March 31, 2017 and 2016, we reclassified $268 and $315, respectively, from accumulated other comprehensive income (loss) into interest expense related to a derivative terminated in 2015. Over time, the realized and unrealized gains and losses held in accumulated other comprehensive income (loss) will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. During the next 12 months, we expect that $3,536 will be reclassified from other comprehensive income as an increase in interest expense for our interest rate swaps as of March 31, 2017. Additionally, we will recognize $2,382 in interest expense on a straight-line basis over the remaining original term of terminated swaps through June 2019, representing amortization of the remaining accumulated other comprehensive income balance related to the swap, and of this amount $1,087 will be recognized in interest expense during the next 12 months.
We hedge our investments based in foreign currencies using non-derivative net investment hedges in conjunction with borrowings under the multicurrency tranche of our 2015 Revolving Credit Facility. Our non-derivative net investment hedge on our euro-denominated investments, which was entered into in September 2015, is used to hedge exposure to changes in the euro-U.S. dollar exchange rate underlying our unconsolidated net equity investments in the Gramercy European Property Fund and the Goodman Europe JV, both of which have euros as their functional currency. Our non-derivative net investment hedge on our British pound sterling-denominated investments, which was entered into in July 2016, is used to hedge exposure to changes in the British pound sterling-U.S. dollar exchange rate underlying our unconsolidated net equity investment in the Goodman UK JV and our wholly-owned property in Coventry, UK, both of which have British pounds sterling as their functional currency. At March 31, 2017, the non-derivative net investment hedge value is reported at carrying value as a net liability of $66,759, which is included in the balance of the senior unsecured revolving credit facility on the Condensed Consolidated Balance Sheets. During the three months ended March 31, 2017 and 2016, we recorded a net loss of $923 and $1,036, respectively, in other comprehensive income (loss) from the impact of exchange rates related to the non-derivative net investment hedges. When the non-derivative net investment is sold or substantially liquidated, the balance of the translation adjustment accumulated in other comprehensive income will be reclassified into earnings.

Contractual Obligations
We are obligated to fund capital expenditures related to our real estate investments, which primarily consist of expenditures to maintain assets, tenant improvement allowances and other construction or expansion obligations under tenant leases, and leasing commissions. As of March 31, 2017, we had commitments relating to tenant improvement allowances and funding obligations under leases totaling approximately $18,959 that are expected to be funded over the next five years. During the three months ended March 31, 2017, construction was completed on our build-to-suit property in Round Rock, Texas, which we acquired upon completion in March 2017 for $29,605. We are obligated to fund the development of one build-to-suit industrial property as of March 31, 2017, which is located in Summerville, South Carolina and projected to have 240,800 rentable square feet upon completion. Our remaining future commitment for this property as of March 31, 2017 is approximately $24,382. In April 2017, we closed on the acquisition of a land parcel for $1,000, on which we have committed to construct an industrial facility for an estimated $25,805, with projected completion in October 2017.
As of March 31, 2017 and and December 31, 2016, our cumulative contributions to the Gramercy European Property Fund were $55,892 (€50,000), respectively. As of March 31, 2017, our remaining commitment to the Gramercy European Property Fund is $13,315 (€12,500). Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the closing date for completed transactions and (ii) the exchange rate that prevailed on March 31, 2017, in the case of unfunded commitments.
We have committed to fund $100,000 to Strategic Office Partners, of which $18,677 and $16,027 was funded as of March 31, 2017 and December 31, 2016, respectively. See Note 5 in the accompanying condensed consolidated financial statements for further information on the Gramercy European Property Fund and Strategic Office Partners.
We have certain properties acquired that are subject to ground leases, which are accounted for as operating leases. The ground leases have varying ending dates, renewal options and rental rate escalations, with the latest leases extending to June 2053. Combined aggregate principal maturities and future minimum payments of our unsecured debt obligations, non-recourse mortgages, Senior Unsecured Notes, Exchangeable Senior Notes, and ground leases, in addition to associated interest payments, as of March 31, 2017 are as follows:

	2015 Revolving Credit Facility	Term Loans	Mortgage Notes Payable [1]	Senior Unsecured Notes	Exchangeable Senior Notes	Ground Leases	Interest Payments	Total
April 1 to December 31, 2017	$—	$—	$61,474	$—	$—	$1,685	$65,562	$128,721
2018	—	—	170,819	—	—	2,263	80,435	253,517
2019	—	300,000	33,672	—	115,000	2,271	70,155	521,098
2020	121,759	—	60,103	—	—	2,263	65,605	249,730
2021	—	750,000	16,364	—	—	2,231	39,682	808,277
Thereafter	—	175,000	204,960	500,000	—	62,186	89,275	1,031,421
Above market interest	—	—	—	—	—	—	(6,456)	(6,456)
Total	$121,759	$1,225,000	$547,392	$500,000	$115,000	$72,899	$404,258	$2,986,308

1.	Mortgage loan payments reflect accelerated repayment dates, when applicable, pursuant to related loan agreement.

We have several office locations, which are each subject to operating lease agreements. These office locations include our corporate office at 90 Park Avenue, New York, New York, and our seven regional offices located across the United States and Europe.
Leasing Agreements
Future minimum rental revenue under non-cancelable leases, excluding reimbursements for operating expenses, as of March 31, 2017 are as follows:

Operating Leases
April 1 to December 31, 2017	$289,129
2018	385,259
2019	358,794
2020	330,608
2021	305,318
Thereafter	1,615,136
Total minimum lease rental income	$3,284,244
Future straight-line rent adjustments under non-cancelable leases as of March 31, 2017 are as follows:

Straight-line Rent Adjustments
April 1 to December 31, 2017	$20,913
2018	15,823
2019	8,145
2020	2,308
2021	(2,292)
Thereafter	(91,009)
Total straight-line rent adjustments	$(46,112)
Off-Balance Sheet Arrangements
We have off-balance sheet investments, including joint ventures and equity investments. These investments all have varying ownership structures. Substantially all of our joint venture and equity investment arrangements are accounted for under the equity method of accounting as we have the ability to exercise significant influence, but not control over the operating and financial decisions of these joint venture and equity investment arrangements. Our off-balance sheet arrangements and financial results are discussed in detail in Note 5 in the accompanying condensed consolidated financial statements.
Transactions with Trustee Related Entities and Related Parties
In December 2016, we sold our 5.1% interest in one property located in Lille, France held by the Goodman Europe JV to our joint venture partner, the Gramercy European Property Fund, in which we have a 14.2% ownership interest, for gross proceeds of $2,662 (€2,563).

On June 30, 2016, we sold 74.9% of our outstanding 80.0% interest in the Goodman Europe JV to the Gramercy European Property Fund, in which we have a 14.2% interest as of March 31, 2017. We have made cumulative contributions of $55,892 (€50,000) to the Gramercy European Property Fund and have a remaining funding commitment of $13,315 (€12,500) as of March 31, 2017. GPT’s CEO, who is on the board of directors, also has capital commitments to the investment, as noted below. We sold 74.9% of our interest in the Goodman Europe JV to the Gramercy European Property Fund for gross proceeds of $148,884 (€134,336), based on third-party valuations for the underlying properties. The sale of 74.9% of our interest in the Goodman Europe JV resulted in us recording a gain of $5,341 during the period, primarily related to depreciation and amortization recorded since Merger closing date. Following the sale transaction, we have a continuing 5.1% interest in the Goodman Europe JV. The transaction was entered into in order to achieve efficiencies from the combination of the two European platforms.
GPT’s CEO, Gordon F. DuGan, is on the board of directors of the Gramercy European Property Fund and has committed and fully funded approximately $1,388 (€1,250) in capital to the Gramercy European Property Fund. The two Managing Directors of Gramercy Europe Asset Management have collectively committed and fully funded approximately $1,388 (€1,250) in capital to the Gramercy European Property Fund. Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the closing date for completed transactions and (ii) the exchange rate that prevailed on March 31, 2017, in the case of unfunded commitments.
One of the properties acquired in December 2015 as part of the Merger was partially leased to Duke Realty, our partner in the Duke JV. Duke Realty acted as the managing member of the Duke JV which was dissolved in July 2016 as described in Note 5, and as such provided asset management, construction, development, leasing and property management services, for which it was entitled to receive fees as well as a promoted interest. From the date of the Merger through lease expiration in May 2016, Duke Realty leased 30,777 square feet of one of our office properties located in Minnesota which had an aggregate 322,551 rentable square feet. Duke Realty paid us $176 under the lease for the three months ended March 31, 2016. See Note 5 of the condensed consolidated financial statements for more information on our transactions with the Duke JV.
Non-GAAP Financial Measures
We use the following non-GAAP financial measures that we believe are useful to investors as a key supplemental measure of our operating performance: funds from operations attributable to common unitholders, or FFO, core funds from operations attributable to common unitholders, or Core FFO, and adjusted funds from operations attributable to common unitholders, or AFFO. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also use FFO as one of several criteria to determine performance-based incentive compensation for members of our senior management, which may be payable in cash or equity awards. The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to noncontrolling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures.
Core FFO and AFFO are presented excluding property acquisition costs, other-than-temporary impairments on retained bonds, mark-to-market on interest rate swaps, and one-time charges. Our AFFO also excludes non-cash share-based compensation expense, amortization of above and below market leases, amortization of deferred financing costs and non-cash interest, amortization of lease inducement costs, non-real estate depreciation and amortization, amortization of free rent received at property acquisition and straight-line rent. We believe that Core FFO and AFFO are useful supplemental measures regarding our operating performance as they provide a more meaningful and consistent comparison of our operating performance.
FFO, Core FFO and AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

FFO, Core FFO and AFFO for the three months ended March 31, 2017 and 2016 are as follows:

	Three Months Ended March 31,
	2017	2016
Net income (loss) attributable to common unitholders	$7,602	$(2,500)
Add:
Depreciation and amortization	62,217	58,248
FFO adjustments for unconsolidated equity investments	2,253	11,306
Net income (loss) attributable to noncontrolling interest in other partnerships	120	(112)
Net (income) loss from discontinued operations	24	(4,640)
Impairment of real estate investments	12,771	—
Less:
Non real estate depreciation and amortization	(208)	(236)
Net gain on disposals	(17,377)	—
Funds from operations attributable to common unitholders	$67,402	$62,066
Add:
Acquisition costs	—	410
Core FFO adjustments for unconsolidated equity investments	—	4,123
Other-than-temporary impairments on retained bonds	4,890	—
Loss on extinguishment of debt	208	3,827
Net income from discontinued operations related to properties	—	4,644
Mark-to-market on interest rate swaps	(46)	1,830
Core funds from operations attributable to common unitholders	$72,454	$76,900
Add:
Non-cash share-based compensation expense	2,054	1,150
Amortization of market lease assets	2,908	3,994
Amortization of deferred financing costs and non-cash interest	840	117
Amortization of lease inducement costs	86	86
Non-real estate depreciation and amortization	208	236
Amortization of free rent received at property acquisition	304	339
Less:
AFFO adjustments for unconsolidated equity investments	14	823
Straight-lined rent	(7,260)	(6,761)
Amortization of market lease liabilities	(3,541)	(4,157)
Adjusted funds from operations attributable to common unitholders	$68,067	$72,727
Funds from operations per unit – basic	$0.48	$0.44
Funds from operations per unit – diluted	$0.47	$0.44
Core funds from operations per unit – basic	$0.51	$0.55
Core funds from operations per unit – diluted	$0.51	$0.54
Adjusted funds from operations per unit – basic	$0.48	$0.52
Adjusted funds from operations per unit – diluted	$0.48	$0.51
Basic weighted average common units outstanding – EPU	141,527,985	140,518,506
Phantom shares	—	485,290
Basic Weighted average common units outstanding	141,527,985	141,003,796
Diluted weighted average common units outstanding – EPU [1]	142,496,205	140,518,506
Weighted average share based payment awards	471,328	961,155
Weighted average share options	—	5,445
Diluted weighted average common units outstanding	142,967,533	141,485,106

1.
For the three months ended March 31, 2016, the diluted weighted average unit calculation, which represents the denominator in diluted earnings per unit, excludes potentially dilutive securities because including them would have been anti-dilutive during the period.

Cautionary Note Regarding Forward-Looking Information
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “continue,” or any negative or other variations on such expressions. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections, plans and objectives for future operations. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in this report. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the success or failure of our efforts to implement our current business strategy;

•	our ability to accomplish our office asset disposition plan subject to the REIT prohibited transaction tax limitations;

•	our ability to identify and complete additional property acquisitions and risks of real estate acquisitions;

•	availability of investment opportunities on real estate assets and real estate-related and other securities;

•	the performance and financial condition of tenants and corporate customers;

•	the adequacy of our cash reserves, working capital and other forms of liquidity;

•	the availability, terms and deployment of short-term and long-term capital;

•	demand for industrial and office space;

•	the actions of our competitors and our ability to respond to those actions;

•	the timing of cash flows from our investments;

•
the cost and availability of our financings, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook and general market conditions;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	economic conditions generally and in the commercial finance and real estate markets;

•	changes in governmental regulations, tax rates and similar matters;

•	legislative and regulatory changes (including changes to real estate and zoning laws, laws governing the taxation of REITs or the exemptions from registration as an investment company);

•
our international operations, including unfavorable foreign currency rate fluctuations, enactment or changes in laws relating to foreign ownership of property, and local economic or political conditions that could adversely affect our earnings and cash flows;

•	reduction in cash flows received from our investments;

•	volatility or reduction in the value or uncertain timing in the realization of our retained collateralized debt obligation bonds;

•	our ability to profitably dispose of non-core assets;

•	availability of, and ability to retain, qualified personnel and trustees;

•	changes to our management and board of trustees;

•	environmental and/or safety requirements and risks related to natural disasters;

•	declining real estate valuations and impairment charges;

•
our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for our exemption under the Investment Company Act of 1940, as amended, our Operating Partnership's ability to satisfy the rules in order to qualify as a partnership for U.S. federal income tax purposes, and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	uninsured or underinsured losses relating to our properties;

•	our inability to comply with the laws, rules and regulations applicable to companies, and in particular, public companies;

•	tenant bankruptcies and defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	the continuing threat of terrorist attacks on the national, regional and local economies;

•
reviewing adjustments and the discovery of new information that alters expectations about first quarter 2017 preliminary results or that impacts estimates and assumptions underlying these preliminary results; and

•
other factors discussed under Item 1A, "Risk Factors" of GPT’s Annual Report on Form 10-K and those factors that may be contained in any subsequent filing we make with the SEC, which are or will be incorporated by reference herein.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time-to-time in our reports and documents which are filed with the SEC, and you should not place undue reliance on those statements.
The risks included here are not exhaustive. Other sections of this report may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
Recently Issued Accounting Pronouncements
Please refer to Note 2 in our accompanying condensed consolidated financial statements.